LETTER TO CLIENTS

Offer to Exchange

6.34% First Mortgage Bonds due 2019

which have been registered under the Securities Act of 1933

for any and all outstanding

6.34% First Mortgage Bonds due 2019

which have not been registered under the Securities Act of 1933 of

NORTHWESTERN CORPORATION

To Our Clients:

We are enclosing herewith a Prospectus, dated                 , 2009, of NorthWestern Corporation (the “Company”) and a related Letter of Transmittal (which together constitute the “Exchange Offer”) relating to the offer by the Company to exchange the Company’s 6.34% First Mortgage Bonds due 2019 (the “New Bonds”), pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 6.34% First Mortgage Bonds due 2019 issued initially on March 26, 2009 (the “Original Bonds”) upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.

PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                 , 2009, UNLESS EXTENDED.

The Exchange Offer is not conditioned upon any minimum number of Original Bonds being tendered.

This material is being forwarded to you as the beneficial owner of the Original Bonds carried by us in your account, but not registered in your name. A TENDER OF SUCH ORIGINAL BONDS CAN BE MADE ONLY BY US AS THE REGISTERED HOLDER FOR YOUR ACCOUNT AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER ORIGINAL BONDS.

Pursuant to the Letter of Transmittal, each holder of Original Bonds must make certain representations and warranties that are set forth in the Letter of Transmittal and in the attached form that we have provided to you for your instructions regarding what action we should take in the Exchange Offer with respect to your interest in the Original Bonds.

We request instructions as to whether you wish to tender any or all of your Original Bonds held by us for your account pursuant to the terms and subject to the conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal that are to be made with respect to you as beneficial owner.

Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Original Bonds on your behalf in accordance with the provisions of the Exchange Offer. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                , 2009, UNLESS EXTENDED. Original Bonds tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to such Expiration Date.

If you wish to have us tender any or all of your Original Bonds held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Original Bonds held by us and registered in our name for your account or benefit. NONE OF THE ORIGINAL BONDS HELD BY US FOR YOUR ACCOUNT WILL BE TENDERED UNLESS WE RECEIVE WRITTEN INSTRUCTIONS FROM YOU TO DO SO. UNLESS A SPECIFIC CONTRARY INSTRUCTION IS GIVEN, YOUR SIGNATURE ON THE ATTACHED “INSTRUCTIONS TO REGISTERED HOLDER OR DTC PARTICIPANT FROM BENEFICIAL OWNER” SHALL CONSTITUTE AN INSTRUCTION TO US TO TENDER ALL OF THE ORIGINAL BONDS HELD BY US FOR YOUR ACCOUNT.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Original Bonds held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.